EXHIBIT 99.1

Qrons Announces the Signing of a License Agreement Term Sheet as Part of New Research Program to Experiment and Commercialize the Therapeutic Effect of Certain Tellurium Based Compounds on Antibiotic Resistance Bacterial Infections, Sepsis and Traumatic Brain Injuries

NEW YORK, NY / ACCESSWIRE / July 20, 2023 / Qrons Inc. (OTCQB:QRON) announced today the signing of a License Agreement Term Sheet effective July 17, 2023 with Professors Benjamin Sredni & Michael Albeck of Bar Ilan University in Israel for an exclusive world-wide, perpetual license of their IP in Tellurium based compounds. The IP will be used together Qrons' IP created by Dr. Ido Merfeld, Qrons co-founder as part of a new research program to experiment and commercialize the therapeutic effect of certain Tellurium based compounds on antibiotic resistance bacterial infections, Sepsis and Traumatic Brain Injuries. The research may be expanded to other configurations as warranted. The Professors and Dr. Merfeld intend to file for new patents.

The Professors will join Qrons revamped Scientific Advisory Board, be entitled to an earned royalty, substantial options in Qrons and other financial incentives and terms, as more fully set out in the Agreement.

This licensing follows studies conducted by the Professors and Qrons which suggest that some configurations may have significant therapeutic effect on antibiotic resistant bacteria infections and Sepsis. With funding, Qrons plans to proceed to the next phase which shall include a pre-clinical validation experiment followed by preparation for a limited human pilot trial to combat Sepsis, with expected quick results due to the emergency nature of Sepsis.

Qrons believes that Tellurium based compounds offer many advantages as they have already been proven to be non-toxic in clinical trials and thus offer a faster pathway to commercialization. They are also able to penetrate the blood brain barrier, thus may also be able to treat diffused axonal brain injuries , commonly called concussions.

Professor Sredni is a former Chief Scientist of Israel's Ministry of Health, and is Director of Bar-Ilan's Cancer, Aids and Immunology Research (CAIR) Institute , inventor of numerous patents, author of many publications and a past visiting scientist at the Lab of Immunology at the NIH in Bethesda, Md , where he maintains numerous professional affiliations.

Professor Albeck is an organic and bioorganic chemist of Tellurium compounds and past President of Bar Ilan University, as well as holding many scientific duties outside the University.

Professors Sredni and Albeck have published over 120 scientific publications and patents.

Antimicrobial resistance is an urgent global public health threat, killing at least 1.27 million people worldwide and associated with nearly 5 million deaths in 2019, according to a report released in The Lancet. In the U.S., more than 2.8 million antimicrobial-resistant infections occur each year.

Sepsis is a life-threatening medical emergency associated with a high rate of patient deaths in intensive care units. The CDC reports that each year in the U.S. more than 1.7 million people develop sepsis, and at least 350,000 adults who develop sepsis die during their hospitalization or are discharged to hospice. 1 in 3 people who die in a hospital had sepsis during that hospitalization.

According to the CDC there were approximately 223,135 TBI related hospitalizations in 2019 and 64,362 related deaths in 2020. These estimates do not include the many TBIs that are only treated in the emergency department, primary or urgent care, or those that go untreated.

Dr. Ido Merfeld President and co-founder of Qrons said "We are very excited to join forces with Professors Sredni and Albeck and to use their vast knowledge and experience with Tellurium based compounds. Based on some preliminary studies we believe we are able to combine Tellurium based compounds and other components of Qrons technology to deliver a much needed, superior treatment for Sepsis and explore treatment possibilities for the unmet medical need of diffused axonal brain injuries."

Jonah Meer, CEO commented, "We are pleased to partner with Professors Sredni and Albeck, two leading scientists in their field, to combine their groundbreaking IP with ours to treat Sepsis, a huge unmet medical need as well as advanced our ongoing research in TBIs. This Agreement aligns with our stated corporate approach and goals, and can provide an expedited timeline to commercialization."

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About Qrons Inc.

Headquartered in New York City, with research centered in Israel, Qrons is an innovative biotechnology company dedicated to developing products, treatments and technologies to combat neuronal and infectious diseases. Qrons' approach is to seek to engage in strategic arrangements with companies and institutions that are developing unique know how and intellectual properties in the fields of, stem cells, drug development and tissue engineering, for deployment in the fight against neuronal and infectious diseases and other related indications. Our search is focused on researchers based in Israel, a country which is world-renowned for biotech innovations.

Forward Looking Statement

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Contact:

Qrons Inc.

Jonah Meer

Chief Executive Officer

212-945-2080

SOURCE: Qrons Inc.

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